FOR IMMEDIATE RELEASE
                                                     For Additional Information:
                                                      John L. Hendrix, SVP & CFO
                                                                    713-623-0790

             CORNELL COMPANIES ANNOUNCES $42 MILLION PUBLIC OFFERING
                                 OF COMMON STOCK

HOUSTON, TX (November 27, 2001) - Cornell Companies, Inc. (NYSE: CRN) today announced the public offering of 3,000,000 shares of its common stock at a purchase price of $14 per share. All shares of the common stock were offered by the Company. The Company intends to use the proceeds from the sale of the common stock to retire its subordinated notes.

The offering, which was led by Lehman Brothers and co-managed by Jefferies & Company and First Analysis Securities, is expected to close on November 30, 2001. In addition, Cornell has granted the underwriters an option to purchase up to 450,000 additional shares of common stock to cover over-allotments, if any.

When available, a prospectus supplement relating to these securities may be obtained from ADP Prospectus Department in care of Lehman Brothers Inc. at 55 Mercedes Way, Edgewood, New York 11717. Requests for a prospectus supplement may be made by fax: 631-254-7268, and questions may be directed to 631-254-7106.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Cornell Companies is a leading provider of privatized correctional, treatment and educational services outsourced by federal, state and local government agencies. Cornell Companies provides a diversified portfolio of services for adults and juveniles related to incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment and K-12 education. Cornell Companies provides these essential services through its 69 facilities in 13 states and the District of Columbia.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (i) risks associated with acquisitions and the integration thereof, (ii) the timing and costs of expansions of existing facilities, (iii) changes in governmental policy to eliminate or discourage the privatization of correctional, detention and treatment services in the United States, (iv) fluctuations in operating results because of occupancy, competition, increases in cost of operations, fluctuations in interest rates and risks of operations and (v) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded and (vi) consummation of the proposed equity offering.

                                       ###